SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 25, 2015

AOXIN TIANLI GROUP, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On December 29, 2015, Aoxin Tianli Group, Inc. (the “Company”) entered into an Equity Transfer Agreement for the sale of its 95% equity interest in Wuhan Optical Valley Orange Technology Co., Ltd. (“OV Orange”) for a purchase price of RMB 47.5 million, or approximately US$7.3 million. It is anticipated that a closing of the sale will occur within seven days. A copy of the agreement is annexed as Exhibit 10.1 to this report.

The purchasers, Li-Na Deng and Hai Liu, former owners and managers of OV Orange, received 403,000 common shares of the Company in connection with the Company’s acquisition of its equity interest in OV Orange in August, 2014, subject to OV Orange’s attainment of specified net income levels for the years ended December 31, 2014, 2015 and 2016 (the “Earn-Out” Targets”), which shares were deposited is escrow pending attainment of the specified net income targets.  The targeted net income for the year ended December 31, 2014 was attained. In connection with the transaction, the Company has agreed to waive attainment of the Earn-Out Targets and has entered into an agreement with the purchasers which provides for the delivery of the shares to purchasers at the end of March 2017, expiration of the escrow term, if the sale is consummated. A copy of the agreement is annexed as Exhibit 10.2 to this report.

Item 1.02      Termination of Material Definitive Agreement.

On December 25, 2015, the Company terminated the Equity Transfer Agreement entered into on November 13, 2015 for the sale of its 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”) for a purchase price of RMB 48.4 million, or approximately US$7.5 million. The agreement was terminated at the request of the purchaser as a result of the inability to obtain proper land use permits and deeds for Hang-ao’s properties as a result of the failure of the developer of the industrial park in which Hang-ao is located to complete the development of the industrial park and related permitting procedures.. The earnest money deposit of RMB 4 million, or approximately US$617,000, will be returned to the Company. A copy of the agreement is annexed as Exhibit 10.3 to this report.

Item 7.01	Regulation FD Disclosure.

On December 30, 2015, Aoxin Tianli Group, Inc. (the “Company”) issued a press release announcing that it had entered into an Equity Transfer Agreement for the sale of its 95% equity interest in UV Orange and that it had terminated the Equity Transfer Agreement for the sale of its 88% equity interest in Hang-ao, as described in Items 1.01 and 1.02, respectively, of this report.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 (d) Exhibit	Financial Statements and Exhibits. Description

10.1	English translation of Equity Transfer Agreement dated December 29, 2015 for the sale of OV Orange.
10.2	English translation of Letter Agreement dated December 29, 2015 concerning release of escrow shares for the sale of OV Orange.
10.3	English translation of Agreement dated December 25, 2015 terminating Equity Transfer Agreement for the sale of Hang-ao.
99.1	Press Release dated December 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AOXIN TIANLI GROUP, INC.

By:	/s/ Hanying Li
Hanying Li
Chair and Chief Executive Officer

Dated: December 30, 2015